For Immediate Release

Corel Announces Preliminary Second Quarter Results

Ottawa, Canada - June 15, 2000 - Corel Corporation (NASDAQ: CORL, TSE: COR) today announced that it expects results for its second quarter ended May 31, 2000 to be lower than expected at the time at which the Company announced its first quarter results. At that time the company stated that it expected results for its second and third fiscal quarter to mirror results for its first quarter (operating loss of $18.7 million on revenues of $44.1 million).

For the second quarter, the company expects to report revenues in the range of $37 to $38 million. Furthermore, the company anticipates its net operating loss to be in the range of $23 to $24 million, before taxes, or $0.35 to $0.36 per share. This compares to revenues of $70.5 million and a net profit of $9.2 million or $0.14 per share on a fully diluted basis in the same quarter last year. All figures are reported in US currency.

"While the revenue is less than originally expected, the company's expenses are also reduced from the first quarter levels," said John Blaine, executive vice president of finance and chief financial officer at Corel Corporation. "The company is making progress towards its goal of realigning its cost structure."

The preliminary revenue and earnings results in this news release are estimates and may change upon completion of the final analysis of the second quarter. Final second quarter results are expected to be released June 20, 2000.

Canaccord Capital Corporation has agreed to extend the period within which to file the final prospectus relating to the "bought deal" agreement. Under the revised arrangements Canaccord has agreed to provide periodic extensions subject to early termination and to the closing occurring not later than July 14, 2000.

The transaction is subject to the receipt of all necessary regulatory and stock exchange approvals. Corel filed a preliminary prospectus to qualify the common shares on May 29, 2000. The common shares have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be sold or offered for sale in the United States or otherwise distributed in the United States, except in reliance on available registration exemptions.

Corel Corporation

Corel Corporation is an internationally recognized developer of award-winning business productivity, graphics and operating system solutions on the Windows®, Linux®, UNIX®, Macintosh® and Java&trade platforms. Corel also develops market-leading, Web-based solutions including applications, contents, e-commerce and online services. For access to these services and more information go to www.corel.com or . Corel is headquartered in Ottawa, Canada. Corel's common stock trades on the NASDAQ Stock Market under the symbol CORL and on the Toronto Stock Exchange under the symbol COR.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to Corel's most recent reports filed with the Securities and Exchange Commission.

Corel and the Go further logo are trademarks or registered trademarks of Corel Corporation or Corel Corporation Limited. Linux is a registered trademark of Linus Torvalds. All other products, fonts, company names and logos are trademarks or registered trademarks of their respective owners.

Corel Press Contact:

Daniela Gaudert

(613) 728-0826

danielag@corel.com